CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-14 of the Centuar Mutual Funds Trust and to the use of our report dated December 23, 2022 on the financial statements and financial highlights of DCM/INNOVA High Equity Income Innovation Fund, a series of shares of beneficial interest in Centaur Mutual Funds Trust. Such financial statements and financial highlights appear in the October 31, 2022 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

July 28, 2023